UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 19, 2013

Electronics For Imaging, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Velocity Way

Foster City, California 94404

(Address of Principal Executive Offices)

(650) 357-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Property Purchase and Sale Agreement

On April 19, 2013 (the “Effective Date”), Electronics For Imaging, Inc. (the “Company” or “EFI”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with John Arrillaga Survivor’s Trust, represented by John Arrillaga, Trustee, and Richard T. Peery Separate Property Trust, represented by Richard T. Peery, Trustee (collectively, the “Seller”), pursuant to which the Company purchased certain real property and improvements from the Seller for a total purchase price of $21.5 million (the “Purchase Price”).

The property includes a two-story cold shell building, of approximately 118,000 square feet located at 6750 Dumbarton Circle, Fremont, California, the land on which the building sits (the “Purchased Premises” and, with the “Leased Premises” defined below, the “New Premises”) and certain other improvements related to the property.

The transaction is expected to close on April 26, 2013.

The Company intends that the New Premises will serve as its new, worldwide corporate headquarters, and plans to relocate its current headquarters no later than November 1, 2013. The Company expects to incur additional costs and expenses related to the build-out and construction work on the Purchased Premises.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2013.

Property Lease Agreement

On April 19, 2013, the Company also entered into a Lease Agreement with John Arrillaga Survivor’s Trust, represented by John Arrillaga, Trustee, and Richard T. Peery Separate Property Trust, represented by Richard T. Peery, Trustee (collectively, the “Landlord”), pursuant to which the Company will lease a portion of an approximately 108,000 square foot, two-story building (the “6700 Building”) located at 6700 Dumbarton Circle, Fremont, California. The Leased Premises consist of approximately 58,000 square foot and certain personal property of the Landlord (the “Leased Premises”).

The term of the lease is fifteen years (the “Original Term”) and is scheduled to commence on September 1, 2013. The Company’s rent obligation consists of a base rent for the Original Term in the aggregate amount of $18,363,951 (the “Basic Rent”), together with all taxes related to the Leased Premises, all insurance premiums, the Company’s pro rata share of certain expenses, and certain other charges, costs and expenses (collectively, the “Additional Rent” and, together with the Basic Rent, the “Rent”). The Rent is payable monthly, with increments to the Basic Rent as discussed below. The Company is not obligated to pay any monthly installments of the Basic Rent until September 1, 2016, at which time the Company expects to be obligated to pay $107,830.19 per month until August 1, 2017. The amount of monthly installments of the Basic Rent will increase by 3% every year, on September 1st; and the Additional Rent will fluctuate based on the actual costs and taxes incurred. The Landlord will incur costs to build-out the Leased Premises up to $4.5 million and the Company will incur the costs of any tenant improvements beyond that amount.

The Company has an option to extend the lease term for five or ten years. During the Original Term, the Company also has certain rights of first refusal to (i) lease the remaining portion of the 6700 Building and (ii) purchase the 6700 Building.

The foregoing description of the Lease Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Lease Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2013.

Safe Harbor for Forward Looking Statements

Certain statements in this Form 8-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements in this Form 8-K that could be deemed forward-looking statements include statements regarding the expected closing date for the transaction, EFI’S expectations to relocate its current headquarters no later than November 1, 2013, and EFI’s expectation to incur additional costs and expenses related to the build-out and construction work on the Purchased Premises. Forward-looking statements are subject to certain risks and uncertainties that could cause our future results to differ materially, or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not necessarily limited to, a risk that all or substantially all of the closing conditions to the purchase may not be satisfied, or otherwise waived, and that the purchase does not close when expected or at all; and a risk that EFI may not be able to relocate its operations when expected. The statements in this Form 8-K are made as of the date of this Form 8-K. EFI undertakes no obligation to update information contained in this Form 8-K. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Risk Factors” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 22, 2013	ELECTRONICS FOR IMAGING, INC.

	By:	/s/ Vincent Pilette
	Name:	Vincent Pilette
	Title:	Chief Financial Officer